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                                                                    EXHIBIT 23.6

                         Consent of Ernst & Young LLP


We consent to the reference to our firm in the headnote to "Selected Financial Data" and under the caption "Experts" in the Registration Statement (Form
S-4) and related prospectus of NationsBank Corporation for the merger with Boatmen's Bancshares, Inc. of its common and preferred stock and to the incorporation by reference therein of our reports (a) dated January 18, 1996, with respect to the consolidated financial statements of Boatmen's Bancshares, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995, and (b) dated January 18, 1996 (except for the pooling of interests with Fourth Financial Corporation as of January 31, 1996, and Note 3, for which the date is January 31, 1996) with respect to the supplemental consolidated financial statements of Boatmen's Bancshares, Inc. as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, included in its Current Report on Form 8-K dated May 3, 1996, both filed with the Securities and Exchange Commission.



                                                    /s/ ERNST & YOUNG LLP





St. Louis, Missouri
November 12, 1996